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                                                                    EXHIBIT 23.1


                  Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our report dated May 4, 1998 with respect to Presidio Golf Trust, our report dated January 23, 1998 with respect to the Predecessor Courses, our report dated January 23, 1998 with respect to Olympus/Montclair - Chicago General Partnership, our report dated July 6, 1998 with respect to Arnold Palmer Golf Management LLC and subsidiaries, our report dated February 14, 1997 with respect to Pacific Golf, Inc., and to all references to our Firm included in or made a part of this registration statement.




San Francisco, California                               /s/ ARTHUR ANDERSEN LLP
July 7, 1998